UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): August 3, 2023
Coronado Global Resources Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street Brisbane, Queensland, Australia (Address of principal executive offices)	4000 (Zip Code)

Registrant’s telephone number, including area code: (61) 7 3031 7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01         Other Events.

As previously disclosed, on May 8, 2023, Coronado Global Resources Inc., a Delaware corporation (the “Company”), Coronado Coal Corporation, a Delaware corporation, Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary company and a wholly-owned subsidiary of the Company (an “Australian Borrower”), Coronado Curragh Pty Ltd (ACN 009 362 565), an Australian proprietary company and a wholly-owned subsidiary of the Company (an “Australian Borrower” and, together with the other Australian Borrower, the “Borrowers”), and the other guarantors party thereto (collectively with the Company, the “Guarantors” and, together with Borrowers, the “Loan Parties”), entered into the previously announced senior secured asset-based revolving credit agreement in an initial aggregate principal amount of US$150 million (the “ABL Facility”) with Global Loan Agency Services Australia Pty Ltd (ACN 608 829 303), as administrative agent, Global Loan Agency Services Australia Nominees Pty Ltd (ACN 608 945 008), as collateral agent, The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (“HSBC”), as a lender, and DBS Bank Limited, Australian branch as a lender (together with HSBC, the “Lenders”). As previously disclosed, the effectiveness of the ABL Facility was subject to the certain conditions precedent, which were satisfied on August 3, 2023 (the “Effective Date”). As of the Effective Date, the ABL Facility replaced the senior secured asset-based revolving credit agreement, dated May 12, 2021, between the Loan Parties, Citibank, N.A., as administrative agent and the lenders thereto, and such facility was terminated in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coronado Global Resources Inc.

By:	/s/ Christopher P. Meyering
Name:	Christopher P. Meyering
Title:	Vice President, Chief Legal Officer and Secretary

Date:	August 3, 2023